UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2007 (May 15, 2007)

ICT GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	0-20807	23-2458937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Brandywine Boulevard Newtown, Pennsylvania	18940
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (267) 685-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 1.01	Entry Into A Material Definitive Agreement

Effective May 18, 2007, ICT Group, Inc. (the “Company”) entered into an agreement (the “Settlement Agreement”) with A.S. Kleeman & Associates, Inc. (“Kleeman”) to settle an arbitration proceeding filed by Kleeman with the American Arbitration Association on April 28, 2006. This arbitration proceeding has been previously disclosed by the Company in its filings under the Securities Exchange Act of 1934, as amended, most recently in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

Pursuant to the Settlement Agreement, the Company agreed to pay $825,000 in full and final settlement, satisfaction and payment of any rights and interests currently due, or claimed to be due, or which may hereafter be due or claimed to be due to Kleeman in and pursuant to a June 2001 agreement between the Company and Kleeman. In addition, pursuant to the Settlement Agreement, the Company and Kleeman executed mutual releases of all claims against each other. Concurrent with the execution of the Settlement Agreement, the Company and Kleeman jointly executed a Dismissal of the Arbitration With Prejudice. The Settlement Agreement, which was binding and enforceable upon full execution, requires payment of the $825,000 by May 23, 2007.

In addition to the settlement payment, the Company incurred legal fees and other costs associated with the arbitration and the settlement of approximately $175,000 to $225,000 that will be recorded in the second quarter of 2007.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Information set forth in Item 1.01 is incorporated herein by reference.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On May 15, 2007, ICT Group, Inc. (the “Company”) committed to a plan to close or downsize facilities in North America, re-open a facility in the United Kingdom that had been closed and eliminate or transfer certain positions within the Company. These actions were approved as part of the Company’s previously announced efforts to respond to an accelerated shift of business to the Company’s offshore locations by aligning the Company’s resources with customer demand trends. The Company expects to largely complete these actions during the second and third quarters of 2007. The Company also expects that the execution of this plan will result in operational efficiencies and a reduction of the Company’s overall cost structure.

In connection with these actions, the Company expects to incur pre-tax cash restructuring and other related charges, principally consisting of costs associated with ongoing lease obligations, together with some costs associated with employee severance, currently estimated to be between $2.7 million and $ 3.3 million, partially offset by the reversal of approximately $700,000 to $800,000 in previously recorded restructuring charges incurred in 2002 with respect to the above-mentioned United Kingdom facility, resulting in a net pre-tax charge estimated to be between $2.0 million and $2.5 million.

1

Item 2.06	Material Impairments

On May 15, 2006, in connection with committing to the restructuring plan described in Item 2.05 above, the Company concluded that it would be required to record an asset impairment charge currently estimated to be in the range of $1.0 million and $1.5 million. The Company will perform an impairment assessment in connection with each facility closure or downsizing that will include an evaluation of the redeployment opportunities for the affected assets. The actual impairment charge will depend upon the outcome of these assessments, which will be finalized during the fiscal quarter in which each closure occurs. None of the asset impairment charges are expected to result in future cash expenditures.

This Current Report on Form 8 – K contains forward – looking statements relating to the Company’s plan to align its resources with customer demand trends and the associated actions and estimated restructuring charges and benefits. These forward – looking statements involve assumptions and are subject to substantial risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could affect the Company’s actual results include, without limitation, those discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2006, and other documents, such as current reports on Form 8-K and quarterly reports on Form 10-Q filed by the Company with the Securities and Exchange Commission as well as the following: difficulties, delays or additional costs in implementing the Company’s restructuring program, customer demand for a client’s product, the client’s budgets and plans and other conditions affecting the client’s industry, interest and foreign currency exchange rates (including the effectiveness of strategies to manage fluctuations in these rates), a client invoking cancellation or similar provisions of the client contract, demand for labor and the resulting impact on labor rates paid by the Company, unanticipated contract or technical difficulties, identifying and opening planned contact centers within timeframes necessary to meet client demands, reliance on telecommunications and computer technology and general and local economic conditions. These forward – looking statements are made only as of the date of this Current Report on Form 8 –K and, except as may be required by applicable law, the Company undertakes no obligation to update such statements.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICT GROUP, INC.

	By:	/s/ John J. Brennan
John J. Brennan
President and Chief Executive Officer

Dated: May 21, 2007

3